Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS FIRST QUARTER 2018 RESULTS
Total Endo-bariatric Product Sales Increased 40% in the First Quarter
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (May 3, 2018) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced financial results for the first quarter ended March 31, 2018.
First Quarter 2018 Highlights

•	Total revenues increased 8% over the first quarter of 2017 to $15.7 million

•	Total Endo-bariatric product sales were $10.3 million, up 40% over the first quarter of 2017
Todd Newton, CEO of Apollo, said, "We are pleased with our first quarter results and 2018 is off to a great start for the Company. Our worldwide Endo-bariatric product sales increased 40% compared to the first quarter of 2017, with OverStitch™ sales more than doubling compared to the same quarter of last year. For Orbera®, the launch of Orbera365™ produced both higher selling prices and increased unit sales in our European markets and in the U.S. Orbera implant volume increased 27% compared to the fourth quarter of 2017 as we rebuild U.S. momentum."
First Quarter 2018 Results
Total revenues in the first quarter of 2018 were $15.7 million, compared to $14.5 million in the first quarter 2017, an increase of 8%.
Total Endo-bariatric product sales increased 40% to $10.3 million in the first quarter of 2018 compared to $7.3 million in the first quarter of 2017, primarily due to higher OverStitch product sales in all markets. Outside the U.S. ("OUS") Endo-bariatric product sales increased 61% or $2.4 million and U.S. Endo-bariatric product sales increased 18%, or $0.6 million in the first quarter of 2018 compared to the first quarter of 2017. Endo-bariatric product sales comprised 65% of total revenues in the first quarter of 2018 compared to 51% in the first quarter of 2017.
Total Surgical product sales decreased $1.8 million, or 26% in the first quarter 2018 compared to the first quarter of 2017 due to reductions in gastric banding procedures being performed.
Gross margin for the first quarter of 2018 was 58.4%, compared to 64.9% for the first quarter of 2017 as a result of a greater proportion of our overall product sales coming from our Endo-bariatric products. We have several gross margin improvement projects underway that are expected to be completed over the next couple of years with the goal to reduce the unit cost of our Endo-bariatric products.
Total operating expenses increased $0.6 million to $16.8 million in the first quarter of 2018, compared to the first quarter of 2017. Higher sales and marketing expenses and research and development expenses in the first quarter were partially offset by lower general and administrative expenses. The increase in sales and marketing expenses was primarily due to higher sales compensation costs while the increase in research and development expense was primarily the result of an increase in clinical study activity and associated costs. Lower general and administrative expenses in the quarter were due to non-recurring fees and costs we incurred in the first quarter of 2017 associated with new public company activities.
Interest expense for the first quarter of 2018 decreased $0.5 million when compared to the first quarter of 2017 due to lower interest charges as a result of a $7.0 million principal payment in March 2017.
Net loss for the first quarter 2018 was $8.1 million compared to $8.2 million for the first quarter of 2017.
Cash, cash equivalents and restricted cash were $23.3 million as of March 31, 2018. During the first quarter of 2018, we used $1.2 million of cash for capital expenditures associated with gross margin improvement projects, $1.2 million for inventory purchases required to maintain safety stock for Endo-bariatric product growth, and $1.2 million for interest and debt amendment fees related to our credit facility. The remaining $4.6 million change was due to cash outflows from our operating activities.
Conference Call

Apollo will host a conference call on May 3, 2018 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss Apollo's operating results for the first quarter ended March 31, 2018.
To participate in the conference call dial (888) 213-3934 for domestic callers and (323) 794-2557 for international callers. The conference ID number is 7312360. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: www.ir.apolloendo.com.
A replay of the webcast will remain available on Apollo's website, www.apolloendo.com, until Apollo releases its second quarter 2018 financial results. In addition, a telephonic replay of the call will be available until May 10, 2018. The replay dial-in numbers are (844) 512-2921 for domestic callers and (412) 317-6671 for international callers. The replay conference ID number is 7312360.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on less invasive therapies for the treatment of obesity, a condition facing over 600 million people globally, as well as other gastrointestinal conditions. Apollo's device based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 70 countries today.
Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; and statements relating to the availability of cash for Apollo's future operations, Apollo’s ability to support the adoption of its Endo-bariatric products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the quarter ended March 31, 2018. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Contacts
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
Chief Financial Officer
investor-relations@apolloendo.com

The Ruth Group
Lee Roth, 646-536-7000
apolloendo@theruthgroup.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three months ended March 31,
	2018	2017
Revenues	$15,743	$14,517
Cost of sales	6,553	5,096
Gross margin	9,190	9,421
Operating expenses:
Sales and marketing	9,245	8,274
General and administrative	3,319	4,187
Research and development	2,456	1,957
Amortization of intangible assets	1,802	1,814
Total operating expenses	16,822	16,232
Loss from operations	(7,632)	(6,811)
Other expenses:
Interest expense, net	960	1,481
Other income	(516)	(125)
Net loss before income taxes	(8,076)	(8,167)
Income tax expense	58	50
Net loss	$(8,134)	$(8,217)
Net loss per share, basic and diluted	$(0.47)	$(0.77)
Shares used in computing net loss per share, basic and diluted (1)	17,299,414	10,694,221
_________________________________________
(1) On July 25, 2017, 6.5 million common shares were issued upon completion of a public offering.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
Endo-bariatric	4,108	6,188	10,296	3,496	3,838	7,334	17.5%	61.2%	40.4%
Surgical	2,938	2,266	5,204	4,097	2,923	7,020	(28.3)%	(22.5)%	(25.9)%
Other	233	10	243	157	6	163	48.4%	66.7%	49.1%
Total revenues	$7,279	$8,464	$15,743	$7,750	$6,767	$14,517	(6.1)%	25.1%	8.4%
% Total revenues	46.2%	53.8%		53.4%	46.6%